EXHIBIT 99.1


[Southwest Gas Corporation letterhead]

                                                                    CONFIDENTIAL



January 18, 2000


ONEOK, Inc.
100 West Fifth Street
Tulsa, OK  74103

ATTN:             John A. Gaberino, Jr.

Re: Agreement and Plan of Merger, dated December 14, 1998, Among ONEOK, Inc., Oasis Acquisition Corporation, and Southwest Gas Corporation, as amended (the "Agreement")

Gentlemen:

As we are all now aware, Deborah R. Scott, the Director, Utilities Division of the Arizona Corporation Commission (the "ACC") has given direct testimony to the effect that the Staff of the ACC believes that approval of the merger of Oasis Acquisition Corporation and Southwest Gas Corporation, as contemplated by the Agreement, at this stage would be premature because ONEOK "has not provided sufficient evidence to make an affirmative showing that the proposed merger is in the public interest." In her direct testimony, Ms. Scott stated that the Staff was unable to recommend approval of the merger at this time because of:

         ... the concerns addressed in Ms. Jaress' [Manager, Financial Analysis, Utilities Division of the ACC] testimony regarding ONEOK's poor safety record as compared to that of Southwest Gas; numerous consumer service complaints; the potential financial liabilities, depending on the outcome of the civil litigation matters; compounded by the allegations set forth in the civil litigation; and the questionable conduct of
         ONEOK representatives discussed above [in her direct testimony]....

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ONEOK, Inc.
Page 2
January 18, 2000



In her direct testimony, Ms. Scott makes several points that go to actions by ONEOK and its executives. Ms. Scott recounts evidence regarding ONEOK's actions in connection with the drafting of Commissioner Irvin's letter to the Southwest Gas Board and ONEOK's relationship with Mr. Rose. Ms. Scott concludes that "[t]he evidence described above casts doubts on ONEOK's truthfulness and the Company's [ONEOK'S] ability to identify inappropriate conduct and apparent conflicts of interest, or of its disregard for such actions."

These assertions by Ms. Scott, her recommendation to the ACC, and the stated reasons therefor indicate that ONEOK has breached the Agreement because of its failure to use all commercially reasonable efforts to obtain the required regulatory approval from the ACC and to take all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the merger, all as required by the Agreement. We hereby demand that you cure these breaches in accordance with the terms and conditions of the Agreement.

We intend to continue to comply with our obligations under the Agreement, reserving all our rights thereunder.

Very truly yours,

/s/ MICHAEL O. MAFFIE

Michael O. Maffie
President and Chief Executive Officer

c        Robert A. Yolles, Esq.
         Donald A. Kihle, Esq.
         Members of the Board of Directors of ONEOK, Inc.